                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                     February 14, 2000 (November 30, 1999)

                                XETA Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Oklahoma                   0-16231                  73-1130045
--------------------------------------------------------------------------------
   (State or other jurisdiction       (Commission              (IRS Employer
        of Incorporation)             File Number)           Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma                           74012
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:           918-664-8200
                                                   -----------------------------

                                 Not Applicable
--------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by XETA Corporation on December 15, 1999 solely to add the financial statements and pro forma financial information required by Item 7 and the related exhibit.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

   (a) Financial Statements of Business Acquired.

       The following financial statements of U.S. Technologies Systems, Inc. are set forth in this Report on the pages that follow:

       Independent Auditors' Report
       Balance sheets as of December 31, 1998 and 1997
       Statements of income for the years ended December 31, 1998, 1997 and 1996 Statements of stockholders' equity for the years ended December 31, 1998,
          1997 and 1996 (unaudited)
       Statements of cash flows for the years ended December 31, 1998, 1997 and
          1996
       Summary of Accounting Policies
       Notes to financial statements
       Condensed balance sheet as of September 30, 1999 (unaudited)
       Condensed statements of income for the periods ended January 1, 1999 through September 30, 1999 and January 1, 1998 through September 30, 1998 (unaudited)
       Condensed statements of cash flows for the periods ended January 1, 1999 through September 30, 1999 and January 1, 1998 through September 30, 1998 (unaudited)
       Notes to condensed financial statements (unaudited)

   (b) Pro Forma Financial Information.

       The following pro forma financial information is set forth in this Report following the Financial statements listed above:

       XETA Corporation Pro Forma Combined Condensed Financial Information
          (unaudited)

       Introduction
       Unaudited Pro Forma Combined Condensed Balance Sheet as of October 31,
          1999
       Notes to Unaudited Pro Forma Combined Condensed Balance Sheet as of
          October 31, 1999
       Unaudited Pro Forma Combined Condensed Statement of Income for the Year
          ended October 31, 1999
       Notes to Unaudited Pro Forma Combined Condensed Statement of Income

       (c) Exhibits.

           Exhibit No.        Description
           -----------        -----------
           23                 Consent of BDO Seidman, LLP

                                                              (AN S CORPORATION)





                                                            FINANCIAL STATEMENTS

                                   YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
U.S. Technologies Systems, Inc.
Fenton, Missouri

We have audited the accompanying balance sheets of U.S. Technologies Systems, Inc. (An S Corporation) as of December 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Technologies Systems, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




St. Louis, Missouri
February 5, 1999, except for Note 12
   which is as of November 30, 1999

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                                  BALANCE SHEETS


================================================================================

December 31,                                                                 1998           1997
                                                                         ------------   ------------
ASSETS

CURRENT
     Cash and cash equivalents                                           $     42,167   $     98,714
     Accounts receivable, less allowance of $366,331 in 1998
         and $277,399 in 1997 for possible losses (Note 3)                  5,663,141      2,977,033
     Inventory                                                              2,546,077      1,732,843
     Prepaid expenses and other receivables (Note 5)                          272,281         77,245
                                                                         ------------   ------------

TOTAL CURRENT ASSETS                                                        8,523,666      4,885,835

FURNITURE, FIXTURES AND EQUIPMENT (Note 2),
     less accumulated depreciation and amortization                           373,460        392,543

OTHER ASSETS                                                                    9,466          4,745
                                                                         ------------   ------------

                                                                         $  8,906,592   $  5,283,123
                                                                         ============   ============

LIABILITIES

CURRENT
     Accounts payable                                                    $  3,232,665   $  1,297,953
     Subordinate notes payable (Note 4)                                       407,829        800,000
     Accrued compensation and related taxes                                   590,856        264,129
     Accrued expenses and other current liabilities                           157,538         93,630
                                                                         ------------   ------------

TOTAL CURRENT LIABILITIES                                                   4,388,888      2,455,712

SUBORDINATE NOTES PAYABLE, less current maturities (Note 4)                 2,854,798      2,472,627
                                                                         ------------   ------------

TOTAL LIABILITIES                                                           7,243,686      4,928,339
                                                                         ------------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 6, 8 and 9)

STOCKHOLDERS' EQUITY
     Common stock, $1 par - shares authorized,
         30,000; outstanding, 100                                                 100            100
     Additional paid-in capital                                                28,100         28,100
     Retained earnings                                                      1,634,706        326,584
                                                                         ------------   ------------

TOTAL STOCKHOLDERS' EQUITY                                                  1,662,906        354,784
                                                                         ------------   ------------

                                                                         $  8,906,592   $  5,283,123
                                                                         ============   ============


                                 See accompanying summary of accounting policies
                                              and notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                            STATEMENTS OF INCOME


================================================================================


Years Ended December 31,                            1998            1997            1996
                                                ------------    ------------    ------------
NET SALES                                       $ 28,480,728    $ 21,192,376    $ 19,366,652

COST OF GOODS SOLD                                20,294,984      15,210,709      13,752,196
                                                ------------    ------------    ------------

GROSS PROFIT                                       8,185,744       5,981,667       5,614,456

SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES                                      6,659,234       5,499,763       4,488,800
                                                ------------    ------------    ------------

OPERATING INCOME                                   1,526,510         481,904       1,125,656
                                                ------------    ------------    ------------

OTHER INCOME (EXPENSE)
     Miscellaneous, net (Note 10)                    102,833          14,287         221,336
     Interest expense (Note 4)                      (321,221)       (300,876)       (194,681)
                                                ------------    ------------    ------------

                                                    (218,388)       (286,589)         26,655
                                                ------------    ------------    ------------

NET INCOME                                      $  1,308,122    $    195,315    $  1,152,311
                                                ============    ============    ============


                                 See accompanying summary of accounting policies
                                              and notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                              STATEMENTS OF STOCKHOLDERS' EQUITY

================================================================================

                                             Common stock            Additional
                                      ---------------------------      paid-in       Retained
                                         Shares         Amount         capital       earnings         Total
                                      ------------   ------------   ------------   ------------    ------------
BALANCE, January 1, 1996                       100   $        100   $     28,100   $  3,517,217    $  3,545,417

Net income for the year                         --             --             --      1,152,311       1,152,311

Distributions to stockholders                   --             --             --     (3,028,156)     (3,028,156)
                                      ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 1996                     100            100         28,100      1,641,372       1,669,572

Net income for the year                         --             --             --        195,315         195,315

Distributions to stockholders                   --             --             --     (1,510,103)     (1,510,103)
                                      ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 1997                     100            100         28,100        326,584         354,784

Net income for the year                         --             --             --      1,308,122       1,308,122
                                      ------------   ------------   ------------   ------------    ------------

BALANCE, December 31, 1998                     100   $        100   $     28,100   $  1,634,706    $  1,662,906
                                      ============   ============   ============   ============    ============



                                 See accompanying summary of accounting policies
                                              and notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                        STATEMENTS OF CASH FLOWS

================================================================================

Years Ended December 31,                                                1998            1997              1996
                                                                   -------------   -------------      ------------
OPERATING ACTIVITIES
     Net income                                                      $ 1,308,122    $    195,315       $ 1,152,311
     Adjustments to reconcile net income to net cash
         provided by operating activities:
              Depreciation and amortization                              117,934         110,978            90,266
              Provision for doubtful accounts                             88,932         (17,064)           75,463
              Gain on sale of furniture, fixtures and
                  equipment                                               (1,835)              -                 -
              Gain on sale of leases                                           -         (28,115)                -
              Decrease in cash surrender value                                 -               -            39,126
              Change in assets and liabilities:
                  Accounts receivable                                 (2,775,040)       (976,491)          518,243
                  Net investment in sales-type leases                          -        (119,615)          (32,295)
                  Inventory                                             (814,835)          3,070           (70,764)
                  Prepaid expenses                                      (195,036)        111,042          (106,822)
                  Other assets                                            (4,721)          3,717            13,702
                  Accounts payable                                     1,934,712         455,989           (69,740)
                  Accrued compensation                                   326,727         (26,393)          131,829
                  Accrued expenses and other current
                      liabilities                                         63,908          19,963            10,266
                                                                   -------------   -------------      ------------

CASH PROVIDED (USED IN) BY OPERATING ACTIVITIES                           48,868        (267,604)        1,751,585
                                                                   -------------   -------------      ------------

INVESTING ACTIVITIES
     Purchase of furniture, fixtures and equipment                      (103,812)       (247,595)         (116,327)
     Proceeds from sale of furniture, fixtures and
         equipment                                                         8,397           9,155                 -
     Proceeds from sale of leases                                              -         403,500                 -
                                                                   -------------   -------------      ------------

CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                          (95,415)        165,060          (116,327)
                                                                   -------------   -------------      ------------

FINANCING ACTIVITIES
     Principal payments of subordinated notes payable                    (10,000)       (237,331)       (1,559,052)
     Principal payments of note payable                                        -         (60,000)           60,000
                                                                   -------------   -------------      ------------

CASH USED IN FINANCING ACTIVITIES                                        (10,000)       (297,331)       (1,499,052)
                                                                   -------------   -------------      ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                (56,547)       (399,875)          136,206

CASH AND CASH EQUIVALENTS, beginning of year                              98,714         498,589           362,383
                                                                   -------------   -------------      ------------

CASH AND CASH EQUIVALENTS, end of year                             $      42,167   $      98,714      $    498,589
                                                                   =============   =============      ============


                                 See accompanying summary of accounting policies
                                              and notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================

USE OF ESTIMATES                The preparation of financial statements in
                                conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS       The Company considers all highly liquid
                                investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORY                       Inventory is stated at the lower of average cost
                                or market and consists of new and used
                                telecommunications equipment for resale to customers.

FURNITURE, FIXTURES             Furniture, fixtures and equipment are carried at
AND EQUIPMENT,                  cost. Depreciation is computed using the
DEPRECIATION AND                straight-line method over their estimated useful
AMORTIZATION                    lives. Leasehold improvements are amortized over
                                the lesser of the lease term or the useful life of the property.

INCOME TAXES                    The Company has elected to be taxed under
                                Subchapter S of the Internal Revenue Code.
                                Accordingly, the current taxable income of the Company is taxable to the stockholders who are responsible for the payment of taxes.

REVENUE RECOGNITION             The Company recognizes product revenue at the
                                time products are shipped to its customers.
                                Service revenue is recognized ratably over the contractual period or as the services are performed.

ADVERTISING COSTS               Advertising costs are charged to operations when
                                incurred. Expense is net of reimbursements available from certain suppliers. Advertising expenses for 1998, 1997 and 1996 were $65,084,
                                $63,896 and $58,035, respectively.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================

NEWLY ISSUED                    In June 1998, Statement of Financial Accounting
ACCOUNTING STANDARDS            Standards No. 133 (SFAS 133), "Accounting for
                                Derivative Instruments and Hedging Activities" was issued. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be measured at its fair value, recorded in the balance sheet as either an asset or liability and that changes in the derivative's fair value be recognized currently in earnings. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this statement to have a significant impact on its results of operations, financial position or cash flows.

                                SOP 98-5 "Reporting on the Costs of Start-up
                                Activities," requires that costs be expensed as incurred. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. The Company believes that the adoption of SOP 98-5 will have no effect on its results of operations, financial position or cash flows.

RECLASSIFICATIONS               Certain amounts in 1997 have been reclassified
                                to conform with the 1998 presentation. Such reclassifications have had no effect on 1997 prior reported earnings.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================



1.      BUSINESS                U.S. Technologies Systems, Inc. (the Company),
        DESCRIPTION             incorporated on September 29, 1989, is a
                                licensed Lucent Technologies distributor of telecommunications equipment, business systems, components and software throughout the United
                                States. The Company extends unsecured credit to its customers.

2.      FURNITURE,              Furniture, fixtures and equipment consist of the
        FIXTURES AND EQUIPMENT  following at December 31, 1998 and 1997:

                                   December 31,                                              1998             1997
                                                                                       ----------       ----------
                                   Leasehold improvements                              $   61,169       $   57,928
                                   Computer software and equipment                        342,189          312,688
                                   Machinery and equipment                                201,123          190,274
                                   Leased telecommunications equipment                      2,529           84,720
                                   Furniture and fixtures                                  83,841           85,866
                                   Automobiles                                            141,406          121,168
                                                                                       ----------       ----------

                                                                                          832,257          852,644
                                   Accumulated depreciation and
                                       amortization                                      (458,797)        (460,101)
                                                                                       ----------       ----------

                                                                                       $  373,460       $  392,543
                                                                                       ==========       ==========

                                   Estimated useful lives:

                                   Leasehold improvements                           Lease life plus renewal
                                                                                      period or 7 to 40 years
                                   Computer software and equipment                  5 years
                                   Machinery and equipment                          5 years
                                   Leased telecommunications                        5 years
                                      equipment
                                   Furniture and fixtures                           7 years
                                   Automobiles                                      5 years

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================


3.      LINE OF CREDIT          The Company has a $3,000,000 (limited to 85% of
                                eligible receivables) revolving loan agreement with a bank that expires on September 25, 2001 and may be extended thereafter on a year to year basis. Borrowings under the loan agreement bear interest at the bank's prime rate (7.75% at December 31, 1998) minus .5% or LIBOR plus 225 basis points at the Company's option and due monthly. The line is secured by accounts receivable. There were no borrowings under the loan agreement at December 31, 1998 and 1997.
                                The agreement also places limits on the Company concerning new indebtedness, new encumbrances, acquisitions and divestitures and transactions with affiliates.

                                Pursuant to the agreement, the Company is required to comply with certain covenants, as defined in the loan agreement, including EBITDA to capital expenditures, tangible net worth and debt to equity ratio. At December 31, 1998 and 1997, the Company was in compliance with all loan covenants.

4.      SUBORDINATE             Unsecured notes payable consist of the
        NOTES PAYABLE           following:


                                   Years Ended December 31,                                  1998            1997
                                                                                       ----------      ----------
                                   Subordinate note payable to stock-holder,
                                   bearing interest at 9.0%, principal payable
                                   over eight years in semi-annual installments
                                   beginning in June 1999                              $1,631,314      $1,636,314

                                   Subordinate note payable to stock-holder,
                                   bearing interest at 9.0%, principal payable
                                   over eight years in semi-annual installments
                                   beginning in June 1999                               1,631,313       1,636,313
                                                                                       ----------      ----------

                                                                                        3,262,627       3,272,627
                                   Less current maturities                               (407,829)       (800,000)
                                                                                       ----------      ----------

                                   Total long-term debt                                $2,854,798      $2,472,627
                                                                                       ==========      ==========

                                The above notes are subordinated to bank debt.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================



                                The aggregate amounts of long-term debt maturing in each of the next five years are as follows:

                                     1999                        $  407,829
                                     2000                           407,829
                                     2001                           407,828
                                     2002                           407,828
                                     2003                           407,828
                                     Thereafter                   1,223,485
                                                                 ----------

                                                                 $3,262,627
                                                                 ==========

                                Interest paid on these notes to stockholders aggregated $316,581, $295,476 and $194,680 for
                                1998, 1997 and 1996, respectively.

5.      REBATE PROGRAM          Lucent Technologies offers various rebate
                                programs to its licensed distributors ranging from co-operative advertising to rebates based on increases in purchasing and system installations. At December 31, 1998, the Company had a receivable balance of $194,790 related to these programs. Rebates are recorded as reductions in purchases. Reimbursements of operating expenses are netted with the appropriate expense.

6.      MAJOR CUSTOMERS AND     The Company derives a significant portion of its
        SUPPLIERS               revenue from one customer. This customer
                                accounted for approximately 15%, 14% and 15% of net sales for the years ended December 31, 1998, 1997 and 1996, respectively.

                                The Company purchases a significant portion of its inventory from one supplier with which it has signed a distribution agreement. The supplier accounted for approximately 76%, 54% and 47% of total purchases for the years ending December 31, 1998, 1997 and 1996, respectively.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================



7.      INCOME TAXES            As described in the summary of accounting
                                policies, federal income taxes on the net taxable earnings of the Company are payable personally by the stockholders pursuant to an election under Subchapter S of the Internal
                                Revenue Code.

                                   December 31,                                          1998             1997
                                                                                      ----------       ----------
                                   Financial reporting basis:
                                      Total assets                                    $9,366,357       $5,283,123
                                      Total liabilities                               $7,703,451       $4,928,339
                                      Total equity                                    $1,662,906      $   354,784

                                   Tax basis:
                                      Total assets                                    $9,872,618       $5,695,158
                                      Total liabilities                               $4,417,030       $2,282,668
                                      Total equity                                    $5,455,515       $3,412,490
                                                                                      ==========       ==========

                                   Years Ended December 31,                 1998            1997          1996
                                                                         ----------       --------     ----------
                                   Net income, financial statement
                                      purposes                           $1,308,122       $195,315     $1,152,311
                                   Book versus differences due to:
                                      Changes in reserves                    81,832        (21,322)       216,542
                                      Change in amount of overhead
                                        capitalized in ending
                                        inventory                             7,860            569        (19,199)
                                      Effect of conversion from
                                        cash to accrual basis of
                                        accounting                          655,211        655,211        655,211
                                      Non-deductible expenses and
                                        other                                29,324         15,736         16,256
                                                                         ----------       --------     ----------

                                   Net income, federal income tax
                                      purposes                           $2,082,349       $845,509     $2,021,121
                                                                         ==========       ========     ==========

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================


8.      OPERATING LEASES        The Company has various leases for office and
                                warehouse facilities, including a lease with the stockholders of the Company. Terms of the stockholders' month-to-month lease require the
                                Company to pay taxes, insurance and maintenance costs of the facility in addition to monthly rent of $7,500. The Company's remaining leases are paid on a month-to-month basis or expire in 1999.

                                Total rent expense was $162,397, $144,915 and $107,458 in 1998, 1997 and 1996, respectively, including $90,000 which was paid to the
                                Company's stockholders in all years.

9.      EMPLOYEE                The Company sponsors a 401(k) plan that
        BENEFIT PLAN            provides, among other things, for annual
                                contributions determined at the discretion of the Board of Directors, but not to exceed the amount allowable as a deduction under the Internal Revenue Code. The Company did not make
                                401(k) contributions in 1998, 1997 or 1996.

10.     OTHER INCOME            Other income in 1996 included a one-time gain of
                                $121,463 relating to the redemption of coupons issued by a supplier as a result of a class action lawsuit.

11.     SUPPLEMENTAL            CASH FLOW INFORMATION
        DISCLOSURES
                                The Company paid $321,221, $300,876 and $194,680
                                in interest during the years ended December 31, 1998, 1997 and 1996, respectively.

                                The Company distributed $1,510,103 out of retained earnings to its stockholders during the year ended December 31, 1997. The proceeds were immediately loaned back to the Company and accounted for as a noncash transaction. See Note 4 for the terms of the notes.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================


                           VALUATION ACCOUNT ANALYSIS

                                                            Balance at    Additions                   Balance at
                                          Valuation         January 1,    charged to                 December 31,
                                           account             1996        expense     Deductions        1998
                                          ---------         ----------    ----------   ----------    -------------
                                   Allowance for
                                      doubtful accounts      $  14,000      $169,463    $(75,132)      $108,331
                                   Allowance for sales
                                      returns                $ 205,000      $ 69,500    $(16,500)      $258,000
                                   Inventory reserves        $      --      $106,000    $     --       $106,000
                                                             =========      ========    ========       ========


                                The deductions for the allowance for doubtful accounts are the amount of accounts receivable written-off net of recoveries on previously written-off accounts receivable.

12.     SUBSEQUENT EVENT        On November 30, 1999, the Company's stockholders
                                completed the sale of 100% of the outstanding shares of the Company to XETA Corporation.

                                                              U. S. TECHNOLOGIES
                                                              (AN S CORPORATION)






                                                            FINANCIAL STATEMENTS

                                            NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                        CONDENSED BALANCE SHEETS

================================================================================



                                                                         September 30,  December 31,
                                                                             1999           1998
                                                                         ------------   ------------
                                                                          (Unaudited)
ASSETS

CURRENT
     Cash and cash equivalents                                           $    730,064   $    198,879
     Accounts receivable, less allowance for possible losses               11,686,852      5,087,936
     Inventory                                                              2,475,680      1,894,506
     Other current assets                                                     279,628        262,010
                                                                         ------------   ------------

TOTAL CURRENT ASSETS                                                       15,172,224      7,443,331

FURNITURE, FIXTURES AND EQUIPMENT,
     less accumulated depreciation and amortization                           538,430        460,994

OTHER ASSETS                                                                   13,011         10,437
                                                                         ------------   ------------

                                                                         $ 15,723,665   $  7,914,762
                                                                         ============   ============

LIABILITIES

CURRENT
     Accounts payable                                                    $  5,784,306   $  1,635,102
     Subordinate notes payable                                                466,089        625,000
     Accrued compensation and related taxes                                 2,749,062      1,172,201
     Other current liabilities                                                337,438        408,979
                                                                         ------------   ------------

TOTAL CURRENT LIABILITIES                                                   9,336,895      3,841,282

SUBORDINATE NOTES PAYABLE, less current maturities                          2,549,132      2,647,627
                                                                         ------------   ------------

TOTAL LIABILITIES                                                          11,886,027      6,488,909
                                                                         ------------   ------------

STOCKHOLDERS' EQUITY
     Common stock, $1 par - shares authorized,
         30,000; outstanding, 100                                                 100            100
     Additional paid-in capital                                                28,100         28,100
     Retained earnings                                                      3,809,438      1,397,653
                                                                         ------------   ------------

TOTAL STOCKHOLDERS' EQUITY                                                  3,837,638      1,425,853
                                                                         ------------   ------------

                                                                         $ 15,723,665   $  7,914,762
                                                                         ============   ============



                                 See accompanying notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                                  CONDENSED STATEMENTS OF INCOME
                                                                     (UNAUDITED)

================================================================================



Nine Months Ended September 30,                1999            1998
                                           ------------    ------------
NET SALES                                  $ 29,061,153    $ 19,591,456

COST OF GOODS SOLD                           20,885,594      13,851,140
                                           ------------    ------------

GROSS PROFIT                                  8,175,559       5,740,316

SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES                                 6,022,788       4,484,622
                                           ------------    ------------

OPERATING INCOME                              2,152,771       1,255,694
                                           ------------    ------------

OTHER INCOME (EXPENSE)
     Miscellaneous, net                         193,779          53,777
     Interest expense                          (171,818)       (238,402)
                                           ------------    ------------

                                                 21,961        (184,625)
                                           ------------    ------------

NET INCOME                                 $  2,174,732    $  1,071,069
                                           ============    ============





                                 See accompanying notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                              CONDENSED STATEMENTS OF CASH FLOWS
                                                                     (UNAUDITED)

================================================================================


Nine Months Ended September 30,                                    1999           1998
                                                               -----------    -----------
CASH PROVIDED BY OPERATING ACTIVITIES                          $ 1,206,357    $   254,080

INVESTING ACTIVITIES
     Purchase of furniture, fixtures and equipment                (273,097)      (162,313)
     Proceeds from sale of furniture, fixtures and equipment         2,043          8,398
                                                               -----------    -----------

CASH USED IN INVESTING ACTIVITIES                                 (271,054)      (153,915)
                                                               -----------    -----------

FINANCING ACTIVITIES
     Principal payments of subordinated notes payable             (247,406)            --
                                                               -----------    -----------

CASH USED IN FINANCING ACTIVITIES                                 (247,406)            --
                                                               -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                          687,897        100,165

CASH AND CASH EQUIVALENTS, beginning of period                      42,167         98,714
                                                               -----------    -----------

CASH AND CASH EQUIVALENTS, end of period                       $   730,064    $   198,879
                                                               ===========    ===========



                                 See accompanying notes to financial statements.

                                                U. S. TECHNOLOGIES SYSTEMS, INC.
                                                              (AN S CORPORATION)

                                         NOTES TO CONDENSED FINANCIAL STATEMENTS
                                                                     (UNAUDITED)

================================================================================



1.      BASIS OF PRESENTATION   The condensed financial statements as of
                                September 30, 1999 and for the nine month periods ended September 30, 1999 and 1998, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1999 and for all periods presented. The condensed financial statements are unaudited and not necessarily indicative of the operating results to be expected for the full year.

                                Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The condensed financial statements should be read in conjunction with the Company's financial statements and notes thereto, as of and for each of the three years in the period ended December 31, 1998, included elsewhere in this filing.

2.      SUBSEQUENT EVENT        On November 30, 1999, the Company's stockholders
                                completed the sale of 100% of the outstanding shares of the Company to XETA Corporation.

                                The Company has received notice from Lucent waiving its right to terminate the distribution agreement in the event of a change in ownership. The agreement has been extended to February 28, 2000.

       XETA CORPORATION PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                   (Unaudited)




The Unaudited Pro Forma Combined Condensed Balance Sheet at October 31, 1999 (the "Pro Forma Balance Sheet") and the Unaudited Pro Forma Combined Condensed Statement of Income for the year ended October 31, 1999 (the "Pro Forma Statement of Income" and, together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") are presented using the purchase method of accounting to give effect to the Purchase and reflect the combination of consolidated historical financial data of Xeta Corporation and U.S. Technologies Systems, Inc.

The Pro Forma Balance Sheet and the Pro Forma Statement of Income are derived from the audited consolidated financial statements of Xeta Corporation contained in its Annual Report on Form 10-K for the year ended October 31, 1999, and from the unaudited condensed statements of U.S. Technologies Systems, Inc. as of and for the 12 months ended September 30, 1999, which are presented elsewhere in this filing or derived from statements included herein. The Pro Forma Balance Sheet as of October 31, 1999 and the Pro Forma Statement of Income are presented as if the Purchase had occurred on November 1, 1998.

The pro forma adjustments reflected in the Pro Forma Financial Statements represent estimated values and amounts based on available information regarding U.S. Technologies System, Inc.'s assets and liabilities. The actual adjustments that will result from the Purchase will be based on further evaluations and may differ substantially from the adjustments presented herein. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the Purchase been consummated as of the dates indicated or of the results that may be obtained in the future.

The unaudited Pro Forma Financial Statements should be read in conjunction with the accompanying notes and the historical financial statements of Xeta Corporation, and the historical unaudited combined financial statements of U.S. Technologies Systems, Inc. which are included in this filing.

                                XETA CORPORATION


              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                OCTOBER 31, 1999
                                 (in thousands)

                                                                          HISTORICAL
                                                                             U.S.
                                                                         TECHNOLOGIES
                                                                         SYSTEMS, INC.
                                                               XETA     (unaudited as of   PRO FORMA
                                                            CORPORATION     9/30/99)       ADJUSTMENTS       COMBINED
                                                            ----------- ----------------   -----------       --------
                        ASSETS

Cash and cash equivalents                                      $ 4,556      $    730       $23,000  (1)      $  5,198
                                                                                           (22,856) (1)
                                                                                              (232) (2)
Current portion of net investment in sales-type leases
                                                                 2,577            --            --              2,577
Trade accounts receivable                                        4,433        11,687            --             16,120
Inventories, net                                                 3,733         2,476            --              6,209
Other current assets                                               884           279            --              1,163
                                                               -------      --------       -------           --------
       Total current assets                                     16,183        15,172           (88)            31,267

Net investment in sales-type leases, less current
   portion                                                       3,844            --            --              3,844

Net property, plant and equipment                                3,943           538            --              4,481

Excess of cost over net assets acquired, net                        --            --        20,141  (1)        20,141

Other noncurrent assets                                          1,346            14           101  (1)         1,461
                                                               -------      --------       -------           --------
       Total assets                                            $25,316      $ 15,724       $20,154           $ 61,194
                                                               =======      ========       =======           ========

         LIABILITIES AND SHAREHOLDERS' EQUITY


Accounts payable                                               $ 2,127      $  5,784       $   -             $  7,911
Unearned revenue                                                 4,541         -               -                4,541
Other current liabilities                                        1,494         3,553         4,596  (3)         9,883
                                                               -------      --------                         --------
                                                                                               707  (3)
                                                                                              (467) (3)
                                                                                           -------
       Total current liabilities                                 8,162         9,337         4,836             22,335

Long-term debt, less current portion                                --         2,549        18,404  (3)        18,404
                                                                                            (2,549) (3)

Other long-term liabilities                                      2,603            --            --  (3)         2,603

Shareholders' equity:
   Common stock                                                    232             1            (1)   (4)         232
   Paid-in capital                                               5,374            28         2,639  (4)         8,013
                                                                                               (28) (4)
   Retained earnings                                            11,851         3,809        (3,809) (4)        11,851
   Less- Treasury stock, at cost                                (2,906)           --           662  (4)        (2,244)
                                                               -------      --------       -------           --------
       Total shareholders' equity                               14,551         3,838          (537)            17,852
                                                               -------      --------       -------           --------

       Total liabilities and shareholders' equity              $25,316      $ 15,724       $20,154           $ 61,194
                                                               =======      ========       =======           ========

                          NOTES TO UNAUDITED PRO FORMA

                        COMBINED CONDENSED BALANCE SHEET

Basis of Presentation

     On November 30, 1999, Xeta Corporation acquired 100% of the common stock of U.S. Technologies Systems, Inc. in exchange for approximately $26 million and 150,000 shares of Xeta Corporation common stock. Xeta Corporation borrowed $26 million at an interest rate of approximately 8.5%. The $26 million was paid $23 million, adjusted downward for certain items specified in the purchase and sale agreement, at closing, and an additional
     $3 million of contigent consideration. The 150,000 shares of common stock were delivered at closing and valued at $22 per share. The U.S. Technologies Systems, Inc. acquisition was accounted for as a purchase.

     The pro forma adjustments necessary to present the financial position of Xeta Corporation are as follows:

(1)  To record the remaining excess of cost over net assets acquired as follows:

       The components of the purchase price include the following:
         Cash paid from bank debt                                                                   $    22,856,041
         Excess of the fair market value of the Xeta Corporation shares above cost                        2,638,500
         Cost of Xeta Corporation shares                                                                    661,500
         Amount paid to the former U.S. Technology Systems, Inc. shareholders for their estimated personal income tax liabilities for the period from
           the date the letter of intent until the closing of the acquisition                               706,821
         Acquisition costs                                                                                  232,194
                                                                                                    ---------------
         Total purchase price.....................................................................  $    27,095,056
                                                                                                    ===============

       Purchase price allocated:
         U.S. Technologies Systems, Inc.'s estimated fair value of assets acquired
           less estimated fair value of liabilities acquired                                        $     6,852,859
         Noncompete agreement obtained                                                                      101,000
         Remaining of excess of cost over net assets acquired                                            20,141,197
                                                                                                    ---------------
       Total purchase price.......................................................................  $    27,095,056
                                                                                                    ===============

(2) To reflect cash paid for acquisition costs less excess cash on hand resulting from bank debt.

(3) To reflect incremental additional debt required to finance purchase ($23,000,000), less subordinated debt due to former stockholders of U.S. Technologies Systems, Inc. not assumed by Xeta Corporation ($3,016,000) and the liability due to former stockholders of U.S. Technologies Systems, Inc. for personal tax liabilities ($707,000).

(4) To eliminate U.S. Technologies Systems, Inc.'s stockholders' equity balances and to reflect issuance of 150,000 shares of Xeta Corporation common stock from treasury stock.

                                XETA CORPORATION


           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                           YEAR ENDED OCTOBER 31, 1999
                      (in thousands, except per share data)


                                                                      HISTORICAL
                                                       -------------------------------------------
                                                                                    U.S.
                                                                                TECHNOLOGIES
                                                             XETA               SYSTEMS, INC.
                                                         CORPORATION             (unaudited
                                                         (year ended              12 months            PRO FORMA
                                                          10/31/99)             ended 9/30/99)         ADJUSTMENTS        COMBINED
                                                       -------------------   ---------------------     -----------        --------
INSTALLATION AND SERVICES REVENUES                         $ 18,766                $   -                 $  -            $   18,766

SYSTEM SALES                                                 17,857                   37,950                -                55,807

LONG DISTANCE SERVICES                                          640                    -                    -                   640
                                                           --------                ---------             -------         ----------
     Net sales                                               37,263                   37,950                -                75,213
                                                           --------                ---------             -------         ----------

INSTALLATION AND SERVICE COSTS                               12,206                    -                    -                12,206

COST OF SYSTEM SALES                                         10,856                   27,329                -                38,185

COST OF LONG DISTANCE SERVICES                                  210                    -                    -                   210
                                                           --------                ---------             -------         ----------
     Total cost of sales, installation and service           23,272                   27,329                -                50,601
                                                           --------                ---------             -------         ----------
     Gross profit                                            13,991                   10,621                -                24,612
                                                           --------                ---------             -------         ----------

OPERATING EXPENSES:
   Selling, general and administrative                        5,136                    8,197              (2,258)  (3)       11,075
   Amortization                                               1,936                    -                   1,108   (1)        3,044
   Other operating expense                                      550                    -                    -                   550
                                                           --------                ---------             -------         ----------
     Total operating expenses                                 7,622                    8,197              (1,150)            14,669
                                                           --------                ---------             -------         ----------

INCOME FROM OPERATIONS                                        6,369                    2,424               1,150              9,943

INTEREST AND OTHER INCOME (EXPENSE), net
                                                                665                      (12)             (1,947)  (2)       (1,294)
                                                           --------                ---------             -------         ----------

INCOME BEFORE PROVISION FOR INCOME TAXES
                                                              7,034                    2,412                (797)             8,649

PROVISION FOR INCOME TAXES                                    2,750                    -                     630   (4)        3,380
                                                           --------                ---------             -------         ----------

NET INCOME                                                 $  4,284                $   2,412             $(1,427)        $    5,269
                                                           ========                =========             =======         ==========

EARNINGS PER COMMON SHARE:
   Basic                                                   $   1.07                                                      $     1.27
                                                           ========                                                      ==========
   Diluted                                                 $    .93                                                      $     1.10
                                                           ========                                                      ==========

AVERAGE COMMON SHARES OUTSTANDING:
     Basic                                                    4,011                                                           4,161
                                                           ========                                                      ==========
     Diluted                                                  4,627                                                           4,777
                                                           ========                                                      ==========

                          NOTES TO UNAUDITED PRO FORMA

                     COMBINED CONDENSED STATEMENT OF INCOME


The pro forma adjustments necessary to present the results of operations of Xeta Corporation are as follows:


(1) To amortize the excess of cost over net assets acquired in the purchase over 20 years and to amortize the noncompete agreement over one year.

(2) To reflect increased interest expense resulting from debt incurred in connection with the Purchase based on an assumed interest rate of 8.5%.

(3) To reduce compensation expense for accruals for payments to be made to the S-corporation shareholders for income taxes.

(4) To reflect the tax provision for the income of U.S. Technologies Systems, Inc. less the net tax benefit resulting from the amortization of the excess of cost over net assets acquired, interest expense and compensation expense at an effective rate of 39%.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             XETA Corporation
                                             (Registrant)



DATED:  February 14, 2000                    By:      /s/ Robert B. Wagner
                                                ------------------------------
                                                  Robert B. Wagner
                                                  Chief Financial Officer

                                 EXHIBIT INDEX

SEC No.     Description                                              Page
-------     -----------                                              ----

  (1)       Underwriting Agreement - None.

  (2) Plan of acquisition, reorganization, arrangement, liquidation or succession.

            2.1 Stock Purchase Agreement dated as of August 1, 1999, between MARK A. MARTIN, individually, and MARK A. MARTIN, Trustee Under Living Trust of Mark A. Martin dated April 4, 1994 and XETA Corporation (including a list breifly indentifying all omitted exhibits and schedules thereto) is incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

            2.2 Stock Purchase Agreement dated as of August 1, 1999, between LAWRENCE J. HOPP, individually, and LAWRENCE J. HOPP, as Trustee under Living Trust of Lawrence J. Hopp, dated October 13, 1994 and XETA Corporation (including a list briefly identifying all omitted exhibits and schedules thereto) is incorporated herein by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

            2.3 Credit Agreement dated as of November 30, 1999, among XETA, the Lenders, the Agent and the Arranger (including a list briefly indentifying all omitted exhibits and schedules thereto) is incorporated herein by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

            2.4 Pledge and Security Agreement (including a list briefly identifying all omitted exhibits and schedules thereto) is incorporated herein by reference to Exhibit 2.4 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

            2.5 Real Estate Mortgage, Security Agreement, Financing Statement and Fixture Filing (with Power of Sale) (including a list briefly identifying all omitted exhibits and schedules thereto) is incorporated herein by reference to Exhibit 2.5 to the Registrant's

         Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

     2.6 Subsidiary Guaranty is incorporated herein by reference to Exhibit 2.6 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

     2.7 $12,650,000 Term Note - Bank One, Oklahoma, NA is incorporated herein by reference to Exhibit 2.7 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

     2.8 $10,350,000 Term Note - Mercantile Bank is incorporated herein by reference to Exhibit 2.8 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.

(4) Instruments defining rights of security holders, including indentures previously filed as Exhibits 3.1, 3.2 and 3.3 to the registrant's Registration Statement on Form S-1, Registration No. 33-7841.

(16) Letter on change in certifying accountant - N/A.

(17) Letter on director resignation - N/A.

(20) Other documents or statements to security holders - None.

(23) Consents of experts and counsel -

     Consent of BDO Seidman, LLP dated February 10, 2000.

(24) Power of attorney - None.

(27) Financial Data Schedule - N/A.

(99) Additional exhibits.

     99.1 Employment Agreement dated November 30, 1999 between Mark A. Martin and the Company is incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated December 15, 1999, of which this Amendment on Form 8-K/A is a part.